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                                  EXHIBIT 99.8

              THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
                         RESTATED SEGMENT INFORMATION
                                   UNAUDITED

(In millions)

                                                             THREE MONTHS ENDED
                                                     ---------------------------------
                                                      MAR 31,     JUNE 30,     SEP 30,
                                                       2000         2000        2000
                                                     --------     --------    -------
SALES:

  North American Tire                                $1,730.1     $1,757.5    $1,832.0
  European Union Tire                                   874.4        802.2       759.6
  Eastern Europe, Africa and Middle East Tire           191.0        193.6       215.1
  Latin American Tire                                   257.8        264.5       263.2
  Asia Tire                                             138.0        137.9       128.9
                                                     --------     --------    --------

   TOTAL TIRES                                        3,191.3      3,155.7     3,198.8

  Engineered Products                                   321.0        306.4       282.7
  Chemical Products                                     278.0        293.8       275.7
                                                     --------     --------    --------

   TOTAL SEGMENT SALES                                3,790.3      3,755.9     3,757.2

  Inter-SBU Sales                                      (135.4)      (147.4)     (139.6)
  Other                                                   9.2         (1.2)        1.7
                                                     --------     --------    --------

   NET SALES                                         $3,664.1     $3,607.3    $3,619.3
                                                     --------     --------    --------

INCOME:

  North American Tire                                $   50.2     $   86.1    $   60.8
  European Union Tire                                    43.7         39.8        12.3
  Eastern Europe, Africa and Middle East Tire            15.3         12.1        19.0
  Latin American Tire                                    23.4         21.4        10.1
  Asia Tire                                               9.8          6.3         3.5
                                                     --------     --------    --------

   TOTAL TIRES                                          142.4        165.7       105.7

  Engineered Products                                    23.8         20.5         2.3
  Chemical Products                                      23.4         30.0         7.0
                                                     --------     --------    --------

   TOTAL SEGMENT INCOME                                 189.6        216.2       115.0

  Other                                                (109.3)      (106.3)     (102.4)
                                                     --------     --------    --------

   INCOME BEFORE INCOME TAXES                        $   80.3     $  109.9    $   12.6
                                                     --------     --------    --------

                                     X-99-8